Exhibit 99.2

Important Notice Regarding the Availability of Materials

ALKERMES PLC

You are receiving this communication because you hold ordinary shares of Alkermes plc (“Alkermes”). Alkermes has released informational materials related to the separation of its oncology business into a new, independent public company to be known as Mural Oncology plc (“Mural”). The separation will be effected through a pro-rata distribution of the ordinary shares of Mural to shareholders of Alkermes as of the record date. The materials contain important information for Alkermes shareholders and are now available free of charge, on the Internet or by mail, for your review. This notice is not a form or request for voting; rather, this notice is being delivered only for purposes of providing instructions to Alkermes shareholders on how to access the materials for informational purposes. We encourage you to access and review these materials; however, there are no actions required of Alkermes shareholders in connection with the separation or the distribution.

The materials consist of the information statement that Mural has prepared in connection with the separation. You may view the materials online at www.materialnotice.com and request a paper or e-mail copy by following the instructions on this notice (see reverse side).

See the reverse side for instructions on how to access materials.

Materials Available to VIEW or RECEIVE:	g

How to View Online:

Visit: www.materialnotice.com. Have the information that is printed in the box marked by the arrow above.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:	www.materialnotice.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@materialnotice.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow above in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

THIS NOTICE WILL ENABLE YOU TO ACCESS

MATERIALS FOR INFORMATIONAL PURPOSES ONLY

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